Exhibit 10.1

URGENT CARE CENTER PARTICIPATION AGREEMENT

ATTACHMENT E

PHYSICIAN REIMBURSEMENT

I.	COMMERCIAL AND MEDICARE HMO AND POS PLAN MEMBERS

GLOBAL RATE:

CENTER REIMBURSEMENT

CENTER agrees to bill and accept as payment in full from HUMANA the rates as set out below for Urgent Care Service provided to all HUMANA Members.

The following global fee is all inclusive in the total reimbursement made to Center (no additional reimbursement will be made for Surgeries, Anesthesia, Pathology, Radiology, EKG Casting/Splinting, except Injectable Medication.)

Global rate (all inclusive of facility/technical and professional components)

CPT Code 99245 - $125.00

Injectable Medications (Medication & Administration)

CPT Code 98782 - $20.00

Less any Copayments due from Member.

All Fee for Service claims shall be billed by PHYSICIAN to HUMANA within Sixty (60) days from the date of service. HUMANA agrees to pay PHYSICIAN within thirty (30) business days of receipt of properly completed and uncontented claims.

II.	HUMANA WORKER’S COMPENSATION PLAN MEMBERS

PHYSICIAN agrees to accept as payment in full for Physician services rendered to members of any HUMANA (Worker’s Compensation) managed care arrangements N/A (%) of the Tricare Florida established Medicaid fee schedule, or HUMANA’s fee Schedule or PHYSICIAN’s fee profile, whichever is less, less any applicable Copayments due from such Members. Further PHYSICIAN agrees to comply with all document and administrative requirements provided for under the Florida Worker’s compensation laws, rules and regulations, and further to cooperate with HUMANA’s Workers Compensation Nurse Care Case Managers.

ANCILLARY PROVIDER PARTICIPATION AGREEMENT

ATTACHMENT B

PRODUCT PARTICIPATION LIST

PROVIDER agrees to participate in all of the following health benefits plans and agrees to accept the terms and conditions set forth in this Agreement as they apply to such self-funded and fully insured health benefits plans offered or administered by HUMANA.

Health Benefits Plans

HMO Plans

PPO Plans

PCS Plans

EPO Plans

Freedom Plans

Freedom Plus Plans

ASO Plans (Both HMO & PPO)

Medicare HMO Plans

Medicare PPO

Medicare POS Plans

Medicare Supplement/Select Plans

Other Medicare Plans

Indemnity Plans

First Amendment To

Urgent Care Center Participation Agreement

This Amendment is entered into between Humana Plan, Inc. (a Florida Insurance Company and Humana Insurance Company and Employers Health Insurance company (insurance competition) and their affiliate who underwritten or administer health plans (hereinafter collective) or the context may require referred to as “HUMANA” and as Urgent Care Counter Center, and Urgent Care Center Provider under the laws of the State of Florida (the hereinafter referred to as “PROVIDER”)

Witnesseth

Wherein the Agreement between HUMANA and PROVIDER was effective as of the 1st day of August 2001 and

Whereas, HUMANA and PROVIDER desire to aimed the Agreement as set forth herein. Except as specifically amended hereby, the terms and conditions of the Agreement remain the same.

NOW THEREFORE, The Agreement is amended as follows:

Adding the following codes to the unique fee schedule 112/112 - commercial

CPT Coder:	Description	Reimbursement Rate:
99201	New Patient 10 min limit/minor	$125.00
99202	New Patient 20 min low/moderate	$125.00
99203	New Patient 30 min moderate	$125.00
99204	New Patient complicated /exam complex	$125.00
99205	New Patient 60 min moderate/high	$125.00
99211	Established Patient 5 min no physical required	$125.00
99212	Established Patient 10 min limit/minor	$125.00
99213	Established Patient 15 min low/moderate	$125.00
99214	Established patient 25 min moderate/high	$125.00
99215	Established Patient 40 min moderate/high	$125.00

Group Company

1382 NW 12” STREET SUNRISE, FL

Patient Illegibility, Claims Status, Claim Submission, Reimbursement Policies,

more:

Visit: www.united.healthcareonline.com

July 28, 2006

ER URGENT CARE CENTERS

700 IVES DAlRY ROAD

NORTH MIAMI BEACH, PL 33179

Re: Participant Agreement–TIN# 661050592

Pear: ER Urgent Care Centers

We are pleased that you have signed a new contract with United Healthcare of Florida, Inc. Enclosed please find an executed, original agreement for your records. This Agreement is effective for of services on or after 07/01/2006. Under this Agreement you are presently participating in the lines of business as indicated below.

☒	Choices/Choice Plus
☒	National [ILLEGIBLE]
☒	National HMO
☒	Medicare Complete
☒	Medicare HMO

Should you have any questions please contact Network Management at 854-858-4278

We look forward in a mutually successful relationship and your continued participation with our organization.

Sincerely,

/s/ Christine M Jimdor
Christine Jimdor
Network Account Manager

For reference purposes, the following fee schedules will be used to pay claims under this agreement:

PRODUCTS:	FEE SCHEDULES:	PROVIDER DESCRIPTION
Commercial	SFL 965	90% 2005 RBRVS

Commercial—Other	SFL 9655	90% 200 RBRVS

Medicare	SFL 6221	90% Current Year

Appendix 4

Protocols for NHP Customers

For Customers enrolled in Benefit Plans issued or administered by Neighborhood Health Partnership, Inc. (“NHP”) Medical Group will be subject to the Protocols described available to Medical Group through the NHP Provider Handbook (the “NHP Manual”). When this Agreement refers to the Administrative Manual of Guidelines also referring to the NHP Manual. The NHP Manual is available in Medical Group on-line at www.mynhp.com or upon request in the event of any conflict between to NHP Manual and any of the following: this Agreement, any United Protocols, Payment Policy, or the UnitedHealthcare Physician, Health Care Professional, Facility and Ancillary Provider Administrative Guide in connection with any matter pertaining to a NHP Customer, the NHP Manual shall govern, unlose applicable statutes or regulations otherwise. United may make changes to the Administrative Manual or Guide or NHP Manual or other administrative protocols upon 30 days’ electronic or written notice to Medical Group.

CAREPLUS HEALTH PLANS, INC.

ANCILLARY CARE AGREEMENT

This Ancillary Care Agreement (“Agreement”) is made and entered into on this      day of             , 2007 by and between CarePlus Health Plans, Inc. (“Plan”), and ER URGENT CARE MANAGEMENT CO., INC. (“Ancillary Provider”).

WHEREAS, Plan is a licensed in the State of Florida to operate an HMO Plan under which members, under an agreement with Plan, may be provided with medical, services and hospital care; and

WHEREAS, Ancillary Provider is duly licensed and authorized to provide ancillary health services in the State of Florida; and

WHEREAS, Plan wishes to engage the Ancillary Provider to provide Ancillary Care Services to Plan Members (as outlined in Attachment A), and Ancillary Provider agrees to provide such Ancillary Care Services under the terms and conditions set forth in this Agreement; and

WHEREAS, Ancillary Provider and Plan believe that this Agreement will be mutually beneficial, and, as such, both parties agree to be bound by all terms and conditions contained herein.

In consideration of the above, it is mutually agreed as follows:

1.	Definitions

For the purposes of this Agreement, the following words and phrases shall have the meaning specified:

1.1	“Admitting Physician” is a Primary Care Physician who admits Members to a Participating Hospital or to another hospital with the approval of Plan.

1.2	“Agreement” means this Ancillary Care Agreement between plan and Ancillary Provider.

1.3	“Ancillary Services” means those Covered Services within the scope of the federal and state licensing and/or certification for providers of healthcare services of the type specified in Attachment A hereto, that are; (i) Provided upon the referral of a Primary Cans Physician pursuant to the Plan’s rules and regulations, including the Plan Provider Manual, and (ii) Covered Services, but not Primary Care Services.

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1.4	“Authorization” or “Authorized” means a Quality management and Utilization Management Program determination made by or on behalf of Plan, that specific non-Emergency Services and supplies to be provided, or arranged, or Emergency Services which were provided, including without limitation, the extent and duration of such Covered Services, are or were Medically Necessary and meet standards and criteria established by Plan for such Covered Services.

1.5	“Authorization Number” means the unique number issued by the Plan upon approval of a request for written Authorization of particular Covered Services to be provided or arranged, or which have been provided in case of an Emergency, to a Member.

1.6	“Capitation Payment” means the predetermined monthly fee paid by Plan to Ancillary Provider to consideration of the agreement of Ancillary Provider to provide Covered Services as are Medically Necessary pursuant to section 1.20 of this Agreement to Members who have been assigned to Ancillary Provider. To the extent a fee of this nature is paid to Ancillary Provider under this Agreement, such fee is calculated on the basis of the formula(s) set forth in Attachment A, of which Attachment there may be multiple parts, depending on the types of Covered Services rendered by Ancillary Provider, and as set forth in said Attachment A.

1.7	“Copayment” means the amount required to be paid by Member to Ancillary Provider as additional payments for Covered Services and shall include fixed payments to be paid as well as percentage amounts based on the cost of a service (i.e. “co-insurance”). Copayments will vary in amount for Members, depending on benefit structure.”

1.8	“Covered Services” means those health care services to which Members are entitled under the terms of Plan’s Contract, Medicare Contract, other form of agreement, applicable law (whether by applicable statute or regulation or determination of a Governmental Agency or court of law) and are Medically Necessary.

1.9	“Credential” or “Credentialing” means the process for verifying that Participating Providers providing services to Members are trained, licensed, of good professional reputation, and capable or working with others in the provision of Covered Services to Members.

1.10	“Effective Date” shall mean the effective date of this Agreement which shall be the later of the date on the first page of this Agreement.

1.11	“Emergency” means any situation in which Covered Services for the treatment of a suddenly occurring condition are

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Medically Necessary, to prevent deterioration of a Member’s health due to unforeseen injury or illness and cannot be delayed until the Member can receive the necessary services from a Participating Ancillary Provider.

1.12	“Emergency Medical Condition” means (a) a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, pursuant to Section 4704 of the 1997 Balanced Budget Act, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in any of the following: 1. serious jeopardy to the health of the individual including a pregnant woman or a fetus. 2. serious impairment of bodily functions. 3. serious dysfunction of any bodily organs or part. (b) with respect to a pregnant woman; 1. that there is inadequate time to effect safe transfer to another hospital prior to delivery. 2. That a transfer may pose a threat to the health and safety of the patient or fetus. 3. that there is evidence of the onset and persistence of uterine contractions or rupture of the membranes.

1.13	“Emergency Services” means medical screening, examination, and evaluation by a physician, or, to the extent permitted by applicable laws, by other appropriate, personnel under the supervision of a physician, to determine whether an emergency medical condition exists, and if it does, the care, treatment, or surgery for a covered service by a physician which is necessary to relieve or eliminate the emergency medical condition, within the service capability of a hospital.

1.14	“Fee for Service” means a payment structure in which reimbursement is paid to Ancillary Provider based on mutually agreed, upon rates for Covered Services rendered to Members.

1.15	“Governmental Agencies”

• AHCA:	State of Florida Agency for Health Care Administration
• OIR:	Office of Insurance Regulation
• CMS:	Center for Medicare and Medicaid Services
• DHHS:	U.S. Department of Health and Human Services
• DCFS:	Florida Department of Children and Family Services
• GAO:	U.S. Government Accounting Office
• OIG:	Office of the Inspector General

1.16	“Individual Subscription Agreement” means an agreement between Plan and an Individual Subscriber by which such individual is entitled to become a Member of Plan in accordance with the terms of such agreement, Individual Subscription Agreements shall include agreements between Plan and a Subscriber entitled to benefits under the Title XVIII of the Social Security Act, as amended.

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1.18	“Medical Director” means a physician designated by Plan to monitor and review Covered Services provided by a health care Ancillary Provider to Members or requested by a health care provider for Members.

1.19	“Medical Staff” shall have the meaning ascribed such term in the medical staff bylaws of a Participating Hospital or a Participating Ancillary Provider which is an ambulatory surgery center, or any other provider that has Medical Staff.

1.20	“Medically Necessary” means those services provided in accordance with 42 CFR § 440.230, as supplemented by that definition contained in Section 59G-1.010(167), Florida Administrative Code. The term “Medically Necessary” requires that the medical or allied care, good or services furnished or ordered must meet the following conditions: (a) be necessary to protect life, to prevent significant illness or significant disability, or to alleviate severe pain; (b) be individualized, specific and consistent with symptoms or confirmed, diagnosis of the illness or injury under treatment, and not in excess of the patient’s needs; (c) be consistent with the generally accepted professional medical standards as determined by the Medicare program, and not experimental of investigational; (d) be reflective of the level of service that can be safely furnished, and for which no equally effective and more conservative or less costly treatment is available, statewide; and (e) be furnished in a manner not primarily intended for the convenience of the recipient, the recipient’s caretaker, or the provider. The terms “Medically Necessary or “Medical Necessity” as such are used to refer to impatient hospital services requires that those services furnished in a hospital on an inpatient basis could not, consistent with the provisions of appropriate medical care, be effectively furnished more economically on an outpatient basis or in an inpatient facility of a different type. The fact that a Participating Provider has prescribed, recommended, or approved medical or allied, goods, or services does not in itself, make such care, goods or services Medically Necessary or a Medical Necessity or a Covered Service.

1.21	‘“Member” means an eligible Subscriber who has been enrolled in Plan, and may also include enrollees in other health care products administered by the Plan.

1.22	“Participating Provider” means a hospital, physician, ambulatory surgical center, home health care agency, pharmacy, rnulti-specialty group practice, or any other health care provider which or who has entered into agreement with, or is otherwise engaged by, Plan to provide Covered Services to Members. Any such Participating Provider may be designated as a Participating Hospital, Participating Physician, Participating Pharmacy, etc.

1.23	“Plan Provider Manual” means the CarePlus Health Plans, Inc. Provider Manual; as amended, and revised from time to time by Plan in its discretion.

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1.24	“Primary Care Physician” means a Participating Physician who practices as a general or family practitioner, internist, pediatrician, obstetrician, gynecologist or other specialty approved by the Agency, who supervises, coordinates and provides Primary Care Services and patient management to Members, including the [ILLEGIBLE] of their referral for Specialist Services and other non-Primary Care Covered Services, and who meets all the other requirements for Primary Care Physicians contained in the Plan Provider Manual and in this Agreement.

1.25	“Peer Review/Quality Improvement/Quality Management” means a program for reviewing and making determinations regarding the performance of Covered Services rendered to Members, to include the review of the timeliness, quality and appropriateness of medical care by the Quality management and Utilization Management Committee (QM and/or UM Committee) and independent peer review and quality review and improvement organizations.

1.26	“Quality management and Utilization Management Program (QA/UM)” means the program of utilization management and quality management established by Plan to assure the proper level and quality of care is provided including, but not limited to, Plan’s policies and procedures The QA/UM Program outlined in the Plan’s policies and procedures may be changed by Plan upon written notice to Ancillary Provider.

1.27	“Specialty Physician” means a Participating Physician who is appropriately qualified in a certain medical specialty consistent with the medical staff bylaws [ILLEGIBLE] a Participating Hospital, who provides Covered Services to Members within the range of such specialty, who cloots to be designated as a Specialist Physician by Plan and who meets all other requirements for Specialist Physicians contained in Plan’s rules and regulations, including the Plan Provider Manual, and in the Agreement between Plan and the Specialist Physician.

1.28	“Sick Care” means care provided for non-urgent problems which do not substantially restrict normal activity, but could develop complications if left untreated (e.g., chronic disease),

1.29	“Subscriber” means a person who meets the eligibility requirements of the Plan, enrolls pursuant to the terms thereof, and for whom premiums are received by or on behalf of the Plan.

1.30	“Urgent Care” means care provided for those problems which, though not life-threatening, could result in serious injury or disability unless medical attention is received or do substantially restrict a Member’s activity.

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1.31	“Urgently Needed Services” means Covered Services provided when a Member is temporarily absent from the Plan’s service (or, if applicable, continuation) area (or, under unusual and extraordinary circumstances, provided when the Member is in the service on continuation area but a Participating Provider is temporarily unavailable or inaccessible) when such Covered Services are Medically Necessary and immediately required (a) as a result of an unforeseen illness, injury, or condition; and (b) it was not reasonable given the circumstances to obtain the Covered Services through a Participating Provider.

1.32	“Well Care” means a routine medical visit for one of the following: Child Health Checkup (EPSDT) visit, family planning, routine follow-up to a previously treated condition or illness, adult physicals and any other routine visit for other than the treatment of an illness.

2.	Duties and Responsibilities of Plan

2.1	Compensation to Ancillary provider

Plan shall compensate Ancillary Provider at the rate set forth in Attachments A-C. Plan agrees to reimburse Ancillary Provider within thirty (30) days of receipt of properly and correctly completed CMS 1500 Form for authorized non-capitated services or within twenty (20) days if filed electronically.

2.2	Member Eligibility

Plan will provide each Member with an identification card which shall be presented for purposes of assisting Ancillary Provider in verifying Member eligibility. Plan will not be responsible for services provided to non-eligible individuals.

2.3	Peer Review/Quality Improvement/Quality Management Programs

Plan shall maintain an active, integrated and organized process of peer review as part of its poor-based quality management and improvement programs.

2.4	Monitoring of Performance

Plan shall coordinate and participate in the monitoring of performance and outcome measures of services rendered to Members by Ancillary Provider.

2.5	Marketing

Ancillary Provider understands that no guarantees are afforded by Plan as to the number of Members who will select Ancillary Provider. Ancillary Provider also agrees to adhere to all marketing guidelines by CMS and other applicable regulatory agencies.

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2.6	Advertising Plan

Plan may include Provider’s name, address, telephone number and type of practice in a roster of Participating Providers, it being understood by the parties that this roster may be inspected by and is intended for the use of current and prospective Members, Subscribers, Participating Providers, and other health care providers. Ancillary Provider shall not engage in any marketing activities with respect to Plan and shall not use the trademarks and trade names employed by Plan without the prior written approval of Plan.

2.7	Administrative Duties

Plan, through its Medical Director and such other individuals as Plan designates, shall provide the Ancillary Provider a system for prior authorization of all referrals to Ancillary Provider and written notification of denied claim forms or covered services.

All procedures relating to the foregoing shall be contained in the Plan Provider Manual.

2.8	Administration of Plan

Plan shall provide the appropriate personnel, facilities and equipment necessary for the administration of Plan. Plan has the sole responsibility and final decision making authority for: (i) payment of claims for health services rendered to Members; (ii) eligibility for enrollment in Plan; (iii) termination of a Member’s coverage under the Plan; (iv) all benefit determinations; and (v) the Ancillary Provider and member grievance system established by Plan. Plan agrees to recognize and abide by all state and federal laws, regulations and guidelines including those applicable to Plan’s Medicare Program. Plan supervises and is accountable to the Governmental Agencies for those functions that are outlined in Plan’s contract with Medicare. Plan has not delegated any administrative duties to Ancillary Provider unless expressly set forth herein and only to the extent set forth herein.

3.	Duties and Responsibilities of Ancillary provider

3.1	Licensure

Ancillary Provider represents and warrants that Ancillary Provider and all other health professionals employed, retained or in professional association with Ancillary Provider who will provide services under this Agreement are appropriately trained and qualified, licensed and authorized by the State of Florida and all other applicable governmental entities to practice their profession and to perform procedures which are to be provided pursuant to this Agreement. Ancillary Provider covenants that Ancillary Provider and the physicians and other health professionals employed by or associated with Ancillary Provider shall be duly credentialed by Plan and shall maintain their licenses and authorizations at all times during the term of this Agreement.

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3.2	Compliance with Plan Rules

Ancillary Provider agrees to be bound by and comply with Plan’s policies, procedures and rules as promulgated from time to time, which, as now in effect and as hereafter adopted and amended, are incorporated in this Agreement, including without limitation those policies and procedures set forth in the Plan Provider Manual. By executing this Agreement, Ancillary Provider acknowledges receipt of such policies, procedures and regulations, including the Plan Provider Manual.

3.3	Credentialing

a) Ancillary Provider and each and every other health professionals employed, retained or in professional association with Ancillary Provider agree to complete a Credentialing application, when applicable and to provide appropriate credentialing information to commence the credentialing process as set forth by Plan’s policies and procedures, including the Plan Provider Manual. Participation under this Agreement is subject to the satisfaction and maintenance in Plan’s sole judgment, of all credentialing standards established by Plan and its Medical Director and as monitored by his/her designees. At the request of Plan, Ancillary Provider will authorize or will cause to authorize the release to Plan of any and all information compiled, maintained or assembled by a Participating Provider for the Credentialing or Re-Credentialing of such Providers by Plan. Ancillary Provider will not be compensated for Covered Services in the absence of notification by Plan of the credentialing of Ancillary Provider and all physicians and other health professionals associated with Ancillary Provider. Provider hereby authorizes Plan to obtain any credentialing information from any of Provider’s associates, as applicable.

b) Re-Credentialing and Re-Contracting

For purposes of Re-Credentialing and re-contracting, Plan shall consider quality performance, member satisfaction, compliance with Plan’s administrative procedures, utilization performance and practice patterns and attitudes as they relate to managed care practices.

3.4	Verification of Eligibility

Ancillary Provider is responsible for verifying eligibility of Plan’s Members before rendering services as appropriate. Provider agrees to verify eligibility of Members, in addition to the membership card, via Plan’s website and/or by calling Plan.

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3.5	Ancillary Provider Training

Ancillary Provider agrees to receive and participate in the Ancillary Provider training as developed by Plan, the contents of which may be amended from time to time by Plan in its sole and absolute discretion.

3.6	Encounter and Other Related Information

Ancillary Provider agrees and acknowledges that Plan is required to maintain a health information system that collects, analyzes and integrates all data necessary to compile, evaluate and report certain statistical data related to costs, utilization and quality, and such other matters as the Governmental Agencies may require. Ancillary Provider agrees to submit such information as may be necessary for Plan to fulfill these obligations within all applicable time frames. The data shall be sufficient to characterize the context and purpose of each encounter between Ancillary Provider and a Member. The information shall consist of statistical and descriptive medical and patient data as specified by Plan. Encounter information on capitated Ancillary Providers shall be submitted to Plan within-thirty (30) days of the date of service to Members. Ancillary Provider represents, warrants and agrees that Ancillary Provider shall certify in writing at the time of submission of all information to Plan, or such other party as is designated by Plan, that all information submitted, including all encounter data, shall be truthful, reliable, accurate and complete. In the event the encounter information is not submitted to Plan in a timely manner (monthly), Plan will give Provider; a fifteen (15) day notice to provide the encounter information. In case of non-compliance by Provider, Plan may at its sole discretion withhold 10% of Provider’s future payments until such time that the encounter information for the time period requested is submitted to Plan either electronically or as completed CMS 1500 forms. Ancillary Provider agrees to indemnify and hold Plan harmless against any loss or damage, including any or penalties, Plan may incur as a result of Ancillary Provider’s inaccurate or incomplete information.

3.7	Office

Ancillary Provider shall maintain and office located within a reasonable distance of a Participating Hospital that is capable of providing the full range Ancillary Services.

3.8	Ancillary Services

a) Ancillary provider agrees to provide pre-authorized Ancillary Services in an ethical and legal manner, in accordance with professional standards of care in the medical community to all Members. Ancillary Services will only be provided by Ancillary Provider after receipt of written authorization from the Plan.

b) Ancillary Provider agrees to provide pre-authorized Medically Necessary Ancillary Services to Plan’s Members upon

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referral to Ancillary Provider by Plan. Ancillary Provider shall cooperate with Plan’s procedures for timely access to care and Covered Services as required by standards established by Governmental Authorities, including CMS. Ancillary Provider agrees to provide or arrange for the provision of advice and assistance to Members in Emergency situations, including any Emergency Medical Condition. Provider agrees not to charge for any service provided to the Member at a rate in excess of the rates established by this Agreement in accordance with Section 1128B (d)(l), Social Security Act (enacted by Section 4704 of the 1997 Balance Budget Act.)

c) Ancillary Provider further agrees to render Ancillary Services as specified in Attachment A, to Members in the same manner, in accordance with the same standards of care and with the same time availability as offered his/her other patients and without regards to the degree of frequency of utilization of such Covered Services by a Member, race, religion, gender, color, national origin, age, source of payment any factor related to physical or mental health status, or on any basis deemed unlawful under federal, state or local law.

d) Ancillary Provider agrees to make available Ancillary Services twenty four (24) hours per day seven (7) days per week including holidays, to comply with at least the following availability schedule (except as otherwise set forth in Attachment A hereto): Urgent Care within one day; Sick Care within one week; and Well Care within one month. Ancillary Provider shall maintain adequate personnel and facilities to fulfill the contracted obligations hereunder and shall communicate in the language of the Member, if requested. Ancillary Provider shall be responsible for the provision, authorization, coordination, supervision, monitoring and overall management of all Ancillary Services to each of Provider’s Members in accordance with Plan’s policies and procedures. In any event, Ancillary Provider shall maintain twenty four (24)-hours-a-day, seven (7)-days-a-week telephone answering service to handle Member calls.

e) Ancillary Provider agrees that when the need arises, provisions will be made to appropriately communicate with patients in the language or fashion used by Members.

f) Ancillary Provider shall maintain a level of experience through continuing education programs in Ancillary Provider’s particular discipline and shall maintain the educational standards required by Ancillary Provider’s licensure when applicable. Ancillary Provider agrees to participate, in any continuing education programs established or recommended by Plan appropriate to Ancillary Provider’s particular practice and/or services.

g) Ancillary Provider agrees to post a consumer assistance notice prominently displayed in the reception area and clearly noticeable by all patients. The consumer assistance notice must state the addresses and toll-free numbers as follow:

Agency for Health Care Administration

2727 Mahan Drive, Building 1

Mail Stop #27

Tallahassee, Florida 32308

(800) 226-1062

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The Statewide Provider and Subscriber

Assistance Program

2727 Mahan Drive, Building 1

Mail Stop #27

Tallahassee, Florida 32308

(850) 921-5458

The Department of Insurance

200 East Gaines Street Larson Bldg.

Tallahassee, Florida 32399(800) 342-2762

The consumer assistance notice should also clearly state that provider will provide the address and toll-free telephone number of CarePlus Health Plans, Inc’s grievance department upon request by a member.

3.9	Members Medical Records

a) Ancillary Provider agrees to recognize and abide by all applicable state and federal laws, regulations and guidelines, including those applicable to the Medicare program.

b) Ancillary Provider agrees to maintain appropriate, accurate and complete clinical record entries, as well as to participate in the record-keeping system established by Plan, as may be modified from time to time.

c) Medical records of Members will include the recording of services provided by Ancillary Provider, Primary Care Physicians, Hospitals, other reports from Participating Providers, discharge summaries, records of emergency care received by the Members. All such records shall be treated as confidential so as to comply with all federal and state laws and regulations regarding the confidentiality of patient records. Ancillary Provider shall safeguard the privacy of any health information that identifies a particular Member in accordance with 42 CFR, Part 431, Subpart F and HIPAA privacy guidelines, and agrees that the information from, or copies of, medical records may be released only to authorized individuals, and Ancillary Provider shall ensure that unauthorized individuals do not gain access to or alter patient records. Ancillary Provider shall release original medical records only in accordance with federal or state laws, court orders or subpoenas.

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d) Plan shall have the right to inspect at reasonable times Ancillary Provider’s facilities and Members’ medical records to comply with Plan’s Peer Review and Quality management and Utilization Management Programs. Plan shall have the right to inspect and to copy, at Plan’s expense, books, records (any and all) maintained by Ancillary Provider pertaining to claims for Ancillary Services under this Agreement. Charges to Plan for copies of medical records for any audits may not exceed fifteen (15) cents per page. Review of Member Medical Records and other pertinent information necessary to determine proper payment of claims and provision of care to Plan’s Members shall survive termination of this Agreement.

e) Ancillary Provider shall permit authorized representatives of Plan and any state or federal authority or agency, including DHHS, AHCA, CMS, OTR and the U.S. General Accounting Office or their respective designees, to inspect Ancillary Provider’s facilities and to review any of the records of services provided to Members, including any books, contracts, medical records, patient care, documentation and other records that pertain to (i) the services performed under this Agreement, (ii) reconciliation of benefits liabilities, (iii) determination of amount payable, (iv) other relevant matters as such persons conducting the audit, evaluation or inspection deem necessary, and (v) for QM use and Peer Review. This includes access to medical records of Plan Members to Plan’s QM staff for HEDIS and HCC. Ancillary Provider shall retain such records and provide such access to any governmental agency, including those agencies listed above, or to Plan for a period of not less than six (6) years after the expiration of this Agreement and retained further if the records are under review or audit until the review or audit is completed; provided that Ancillary Provider shall retain records for a longer period of time than specified if (i) CMS determines that there is a need to maintain a record or group of records for a longer period, (ii) CMS determines that there has been a termination, dispute, fraud or similar fault, in which case the retention may be extended to six (6) years from the date of any resulting final resolution of the matter, or (iii) CMS determines that there is a reasonable possibility of fraud, in which case the inspection of records may be conducted at any time. Prior Plan approval for the disposition of records must be requested and approved by Plan if the subcontract is continuous. Without limiting the generality of the foregoing. Ancillary Provider agrees to cooperate, if requested, with any inspection by any of the above listed agencies as a means of evaluation of the quality, appropriateness and timeliness of service performed to Members. These inspections may include inspections of any records pertaining to this Agreement, and the premises; facilities and equipment of Ancillary Provider.

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3.10	Quality Management and Improvement Programs

a) Ancillary Provider agrees to support and participate in Plan’s Quality management and Utilization Management Programs and all Peer Review/Quality Improvement/Quality Management programs, as well as in any reasonable internal and external quality management, utilization review, peer review, grievances, continuing education and other similar programs of Plan that may be established from time to time by Plan to promote appropriate standards of medical care and to control the cost and monitor the quality of material services rendered to Members, including without limitation programs relating to the pre-certification of elective admissions and procedures, referral process and reporting of clinical encounter data. Without limiting the generality of the foregoing, with respect to all Medicare Members being provided Ancillary Services by Ancillary Provider, Ancillary Provider shall cooperate with and participate in all activities of any independent quality review and improvement organization approved by CMS.

b) Ancillary Provider shall assist Plan in the development and application of the criteria used to evaluate the care that the Ancillary Provider provides to Members. Ancillary Provider shall participate in and cooperate with Plan’s policies, procedures and processes for conducting an initial assessment of each Member’s health care needs within 90 days of the effective date of such Member’s enrollment and for identifying Medicare Members with complex or serious medical conditions, assessment of those conditions and the establishment, of appropriate treatment plans for those conditions.

c) In conjunction with any such review or program, Ancillary Provider will make available at no charge to Plan, whatever information is required by Plan. Ancillary Provider further agrees to abide by all of Plan’s applicable rules and regulations, policies, procedures, missions and principles and acknowledges that failure to do so shall be sufficient basis for immediate termination of this Agreement by Plan.

3.11	Compensation and Billing Procedures

a) Ancillary Provider agrees to accept as payment in full, for services which he/she/it provides pursuant hereto, the rates as set forth in the fee schedule specified in Attachment A for Ancillary Services rendered to Members. There may be several versions of Attachment A, each listed sequentially in numerical order addressing compensation to be made to Ancillary Provider in connection with the provision of Covered Services to various types of Members under the various health insurance products offered by Plan. Each such version to Attachment A shall be binding on and enforceable against Ancillary Provider to the name extent as this Agreement upon Ancillary Provider’s execution of said version to Attachment A. Upon thirty (30) days prior written notice, Plan may reduce the compensation payable under any one or more

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Attachments, Exhibits or Schedules attached hereto in the event it determines, in its sole discretion, that such a reduction is necessary, appropriate or advisable to protect the financial viability of Plan. With respect to said Attachments, Exhibits and Schedules under which Ancillary Provider’s compensation is determined in whole or in part through risk pools or similar arrangements, Plan’s determination of the amount of compensation due Ancillary Provider under such Attachments or Schedules shall be conclusively binding upon Ancillary Provider in the absence of fraud.

b) When Ancillary Provider provides Covered Services to Members with Medicare Part B Coverage, Ancillary Provider shall accept the Medicare payment for such Covered Services as payment in full. Ancillary Provider shall attempt to collect payment from third party payors whenever such alternative coverage is available. In the event that third party payments are received, these sums will offset the amount due from the Plan.

c) When seeking to receive compensation above the Capitation Payment, if any, Ancillary Provider agrees to submit to Plan a properly and correctly completed CMS 1500 form or electronically using the appropriate Plan assigned Ancillary Provider number for payment of Covered Services provided within 60 days from the date Covered Services are rendered to Members. Plan will reimburse Ancillary Provider for services rendered pursuant to a written referral authorized by Plan within 30 days of receipt of a “clean claim” on a properly completed CMS 1500 form or electronically pursuant to Section 641.3155 Florida Statutes Failure of Ancillary Provider to submit an invoice/referral and written report within 120 days of the date of service will result in forfeiture by Ancillary Provider of funds due the Ancillary Provider under this Agreement. Ancillary Provider agrees not to resubmit any claims already paid or previously denied by Plan. Claims will be denied payment unless accompanied by the Referral Authorization Form or Referral Authorization Number. All non-authorized claims will be denied. Ancillary Provider will comply with all other applicable payment protocols, including all Medicare program protocols.

d) Ancillary Provider hereby agrees, that in no event, including but not limited to, non-payment, Plan insolvency, or breach of this Agreement by either party shall Ancillary Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member, [illegible] AHCA, OIR, CMS or person other the Plan acting on their behalf for services provided pursuant to this Agreement. Without limiting the generally of any of the foregoing, Ancillary Provider shall not balance bill any Member. This provision shall not prohibit collection of Copayments on the Plan’s behalf made in accordance with the terms of the applicable agreement between the Plan and the Member. Ancillary Provider agrees to use reasonable efforts to collect from Members applicable Copayments, and upon

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request from Plan, Ancillary Provider will prepare reports on forms provided by Plan regarding Copayments billed and collected. In no event shall Ancillary Provider hold a Member financially responsible for any fees that are the legal responsibility of Plan. Ancillary Provider further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member, and that (b) this provision supersedes any oral or written contrary agreement now existing or thereafter entered into between Ancillary Provider and Member, or persons on their behalf. The Ancillary Provider agrees to continue providing services to Members through any post insolvency period. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary of a Director, Superintendent or Commissioner of the U.S. Department of Health and Human Services.

e) Ancillary Provider shall immediately refund to Plan any and all sums collected by Ancillary Provider from Members to which Ancillary Provider was not entitled under this Agreement, including the Attachments, Exhibits and Schedules hereto. Such refunds shall take the form of cash payments or setoffs against amounts owed to Ancillary Provider by Plan. When appropriate, Plan shall return to the Member such sums improperly charged by Ancillary Provider.

f) If Plan becomes insolvent or otherwise ceases to operate, Ancillary Provider nevertheless agrees that Ancillary Provider’s obligations under this Agreement shall continue in full force with respect to Members assigned to Ancillary Provider for a period equal to the longer of (i) sixty (60) days from the date of Plan’s insolvency, (ii) the period for which premiums have been paid or (iii) the period during which a Member is continuously confined in an inpatient facility; Ancillary Provider shall not bill Members, ACHA, CMS and/or OIR for Covered Services provided during such period; Ancillary Provider further agrees that (a) this provision shall survive the termination of this Agreement and shall be construed to be for the benefit of Members, and that (b) this provision supersedes any oral or written contrary agreement now existing or thereafter entered into between Ancillary Provider and Members, or persons on their behalf. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary or a Director, Superintendent or Commissioner of DHHS.

g) If and/or when a provider utilizes a “billing-agent/agency”, the provider remains fully liable for any and all billing procedures, resubmittals, appeals, overpayment liability, etc.. The use of a billing service does not relieve a provider of any of its compliance responsibility. Provider agrees to bill in accordance with the Federal, State and Plan guidelines, Provider

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shall comply with all billing and reporting procedures established by Plan as set forth in the Agreement or the Attachments, Exhibits and Schedules hereto and in the Plan Provider Manual.

3.12	Malpractice Insurance

Ancillary Provider shall maintain such policies of general liability, professional liability, and other insurance as shall be necessary to insure Ancillary Provider and Ancillary Provider’s employees or agents against any claim for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the provision of Covered Services to Members by Provider’s employees or agents. Ancillary Provider shall keep Plan currently advised about such insurance, including the name of insurer, policy number, nature and extent of coverage, and expiration date and/or about other arrangements pertaining to malpractice protection. Documentation to this effect is also required as part of this Agreement in the form of a copy of the Certificate of Insurance Provider authorizes any past, present, or future, medical malpractice carrier to provide any and all information, including but not limited to, coverage dates, coverage amounts, renewal information, claims information, policy provisions/exclusions, declarations page, and premium information, to Plan and its representatives to be used for the sole purpose of credentialing and verifying current medical malpractice coverage for the life of the Agreement.

Ancillary Provider agrees to notify Plan of any claim or cause of action by or relating to a Member filed against Ancillary Provider within five (5) working days of the Provider’s knowledge or receipt of notice that such a claim or cause of action has been filed. Ancillary Provider shall provide Plan with any information regarding such claim or cause of action reasonably requested by Plan.

3.13	Grievances & Disputes

Ancillary Provider agrees to participate in and cooperate with Plan’s Member Grievances procedures, as enacted by Plan from time to time, including all appeal and expedited appeal processes. Ancillary Provider shall comply with all final determinations rendered in accordance with those procedures, Ancillary Provider agrees to cooperate with Plan in resolving any Member’s grievance(s) related to the provision of Covered Services, including by gathering and forwarding information to Plan on a basis that will permit Plan to meet all applicable tune framen for disposition of grievances and appeals. Ancillary Provider shall notify Plan of any complaints from Members regarding Ancillary Provider.

3.14	Assignment of New Members by Plan

By written notice to Ancillary Provider, Plan’s Medical Director may suspend referral of Members to Ancillary Provider if it is determined that Ancillary Provider is not complying with (i) the terms set forth in this Agreement, (ii) Plan’s policies and procedures; or (iii) Plan’s requirements for Credentialing or re-Credentialing.

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3.15	Coordination of Benefits

Ancillary Provider shall cooperate in the implementation of any provisions of Plan’s agreements relating to coordination of benefits and other third party claims. Ancillary Provider shall bill when requested by Plan any third party payor for services rendered to Members. Ancillary Provider will, when permitted by law, reimburse the Plan in the event that payments are received from such payors for Covered Services provided to Members, or assign to the Plan all payments owed by such payors, and execute any further documents that may be required of appropriate to permit the Plan to bill and process forms for any third party payor on Ancillary Provider’s behalf or to bill such payors directly, as determined by the Plan. Ancillary Provider shall provide referral and assistance with scheduling of Members needing specialty healthcare services/transportation.

3.16	Worker’s Compensation

Ancillary Provider agrees to secure and maintain, during the term of this Agreement, worker’s compensation insurance for all of its/his/her employees to cover them within the scope of their employment with Provider. Such insurance shall comply with Florida’s Worker’s Compensation law.

3.17	Provision of Non-Covered Services

In the event that the Ancillary Provider shall provide any Member non-Covered Services, Ancillary Provider shall, prior to the provision of such non-Covered Services, inform the Member in writing (1) of the service(s) to be provided, specifying the charges to be billed to the Member, (2) that Plan will not pay for or be liable for said services, and (3) that the Member will be financially liable for such services as applicable by law.

3.18	Acceptance and Treatment of Members

Ancillary Provider agrees to accept Members as patients.

3.19	Transfer of Members and Medical Records

a) Ancillary Provider may request in writing to Plan that a Member be transferred to another Participating Provider. Ancillary Provider acknowledges that Members have a contractual right to request a transfer to another Participating Provider.

b) In the event of (a) termination of this Agreement, (b) the selection by a Member of another participating Ancillary Provider in accordance with Plan procedures, or (c) the approval by Plan of Ancillary Provider’s request to transfer a

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member from their practice, to another Participating Provider, Ancillary Provider agrees to transfer copies of Member’s medical records, x-rays, and any and all other pertinent data to Plan, and to the new Participating Provider as selected by Member, when requested to do so in writing by Plan or Member. This charge shall be billed at a reasonable charge, not to exceed Fifteen (15) cents per page and shall not be billed to Medicare Members, AHCA or CMS.

3.20	Facilities & Environment

Ancillary Provider agrees to provide a functionally safe and sanitary environment for all Members. Ancillary Provider further agrees that his/her/its medical service facilities will a) reasonably accommodate handicapped individuals, b) comply with applicable state and local building code and regulations; c) comply with applicable state and local fire prevention regulations; d) comply with applicable federal laws and regulations; e) are inspected at least annually by the local or state fire control agency; f) contain fire equipment and illuminated signs for cases of emergency ovacuation and also offer adequate lighting and ventilation and are clean and properly maintained; and (g) the facility is duly licensed by country or the state. Ancillary Provider further agrees that he/she/it has in his/her/its facilities appropriate procedures to handle medical and other emergencies that may arise in connection with services provided. By written notice to Ancillary Provider, Plan’s Medical Director may suspend referral of Members to Ancillary Provider if it is determined that the facts presented indicate that health or safety of Members could be endangered by Ancillary Provider’s continued participation in the Plan.

3.21	Formulary

Ancillary Provider agrees to comply with Plan’s prescription formulary, to the extent applicable to the Ancillary Services, which may be amended from time to time by Plan.

3.22	Notice to Relocate

Ancillary Provider is currently providing services to Members at the location(s) of service listed on the Credentialing application, page 2. If Ancillary Provider closer, changes, or adds new locations, Ancillary Provider shall notify Plan immediately.

3.23	Signs and Displays

Ancillary Provider hereby consents to display in a visible and prominent place any reasonable card, plaque or similar identifying logo provided by Plan to identify Ancillary Provider to Members.

3.24	Additional Covered Services for Medicare Member.

With respect to all Medicare Members, Covered Services shall include, without limitation, renal dialysis services for Members by Participating Providers and by non-Participating Providers when Member is outside of the area covered by

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Participating Providers. To the extent Ancillary Provider is a provider of renal dialysis services, Ancillary Provider shall provide all Medicare Members such Covered Services.

3.25	Binding Nature of Agreement; Subcontractors

If Ancillary Provider is not an individual but is rather a medical group, facility or other entity whose staff of health care professionals consists wholly or partially of employees or independent contractors, Ancillary Provider represents, warrants and covenants that it has the unqualified authority to bind all such employees or contractors to the terms of this Agreement. If Ancillary Provider has any arrangements with subcontractors in connection with the provision of Covered Services to Members, Ancillary Provider shall ensure that all such subcontracts are duly amended to incorporate the terms contained in this Agreement. Provider shall ensure that the terms of this Agreement are included in all future and pending agreements with subcontractors who agree to provide Covered Services to Members. Ancillary Provider further agrees to promptly amend the agreements with subcontrators, in the manner requested by Plan, to meet any additional legal requirements. Failure to comply with the terms of this Section shall be cause for the termination of this Agreement by Plan or the exclusion of any non-complying subcontractor from Plan’s list of Participating Providers.

3.26	Notification of Ancillary Provider Status

Ancillary Provider shall immediately notify Plan in writing upon the occurrence of any of the following events:

(1)	Ancillary Provider’s license to practice medicine in the State of Florida is suspended, revoked, terminated, or subject to terms of probation or other restrictions;

(2)	Ancillary Provider has become a party in any malpractice action, receives any pleadings, notices or demands of claim or potential claim, or service of process relating to alleged malpractice involving a Member, or is required to pay damages in any such action by way of judgment or settlement;

(3)	Ancillary Provider becomes the subject of any disciplinary proceeding or action before a Governmental Agency, including any State of Florida department, board, or agency, or a similar entity in any state;

(4)	Ancillary Provider is convicted of a felony relating directly or indirectly to the practice or conduct of Ancillary Provider’s profession;

(5)	Ancillary Provider no longer maintains medical staff membership and appropriate clinical privileges at a Participating Hospital;

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(6)	There is a change in Ancillary Provider’s business address;

(7)	Ancillary Provider becomes incapacitated;

(8)	An act of nature or any event beyond Ancillary Provider’s reasonable control likely to interrupt all or a portion of the Ancillary Provider’s practice for a period of sixty (60) consecutive calendar days, or which may have a material adverse effect on the Ancillary Provider’s ability to perform his/her/its obligations for this period;

(9)	Any change in the nature or extent of services rendered by Ancillary Provider;

(10)	Any material change or addition to the information and disclosures submitted by Ancillary Provider as part of the application for a contract with Plan to provide Covered Services to Members;

(11)	Any other act, event, occurrence or the like that might materially affect Ancillary Provider’s ability to carry out his duties and obligations to Members;

(12)	Ancillary Provider, if a corporation, professional association or partnership, shall similarly notify Plan of the occurrence of any of the above events with respect to a physician or other health professional who owns is employed by and/or is affiliated with Ancillary Provider.

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4.	Governmental Requirements

4.1	Maintenance of Records

Ancillary Provider agrees to maintain complete and accurate fiscal records, as well as medical and social records applying solely to Members for whom the Ancillary Provider has claimed and received payment. Ancillary Provider shall maintain such records as are necessary for evaluation of the quality, appropriateness and timeliness of service performed under this Agreement. Said records will be made available for fiscal audit, medical audit, medical review, utilization management, AHCA and other periodic monitoring upon request of authorized representatives of Plan or a Governmental Agency. Ancillary Provider further agrees to comply with requirements issued as a result of any such inspection or audit. Ancillary Provider further agrees to pay Plan within thirty (30) calendar days after Plan’s demand for such payment any and all amounts determined to be payable to Plan by Ancillary Provider as a result of such audit and any state and federal disallowance’s lawfully imposed on Plan as a result of Ancillary Provider’s failure to abide by the terms of this Agreement. Said records shall be retained for a period of at least six years after starting date of the applicable retention period or until resolution of any ongoing audit occurs.

4.2	Indemnification

a)	Plan Indemnification

Plan agrees to indemnify, defend, and hold harmless Ancillary Provider, his/her/its employees, agents, independent contractors, officers and directors; AHCA and Plan Member against any and all claim which may arise and/or be incurred in connection with any actual or alleged malpractice, gross negligence or willful wrongful conduct by Plan under this Agreement. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

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b)	Ancillary Provider Indemnification

Ancillary Provider shall indemnify, defend and hold harmless Plan, its employees, agents, independent contractors, officers and Board of Directors, AHCA, OIR, CMS and Plan’s Members from and against all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney’s fees, which arise from any negligent act or other wrongful conduct by Ancillary Provider under this Agreement. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

4.3	Independent Ancillary Provider

It is expressly agreed that the Plan and Ancillary Provider, in the performance of their obligations under this Agreement, are at all times performing as independent contractors. No act, work, commission, or omission by either party, its agents, servants, contractors, or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render Plan or Ancillary Provider an agent, servant, employee of, or joint venturer with, the other. Ancillary Provider shall be solely responsible and liable for all medical care, advice and treatments rendered or prescribed to Members.

5.	Non-Solicitation

During the effective term of this Agreement and any of its amendments, and for a period of one (1) year following the termination or non-renewal of this Agreement or any of its amendments for any reason, Ancillary Provider shall not directly cause any Member to from the Plan. By way of example but not limitation, Ancillary Provider shall not solicit Members through meetings, visits, telephone calls, or individual letters. If the Provider is found to have engaged in solicitation of Plan Members, Plan at its sole discretion, may require Provider to pay or withheld any remaining payments to Providers until the situation is remedied by Provider. In case Provider is a capitated provider, this amount shall be equal to 12 monthly capitation payments. This Section shall survive the termination of this Agreement. In the event of an actual or threatened breach by Ancillary Provider of this Agreement, Plan shall be entitled to an injunction restraining Ancillary Provider from the prohibited conduct. If the court should hold that the duration and/or scope of the covenants contained in this Section are unreasonable, then, to the extent permitted by law, the court may prescribe duration and/or scope that is reasonable; and Plan and Ancillary Provider agree to accept such determination, subject to their rights of appeal. Nothing herein shall be construed as prohibiting Plan from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Ancillary Provider. In the event of any action or proceeding to enforce the provisions of this Section, the prevailing party shall be reimbursed by other party for all costs and attorney’s fees incurred in such action or proceeding.

Nothing in this Agreement is intended to prohibit or restrict Ancillary Provider from advising a Member about (1)

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the Member’s health status, medical care, or treatment options (such as alternative treatments that may be self-administered), including providing sufficient information to the Member to provide an opportunity to decide among all relevant treatment options, (2) the risks, benefits and consequences of treatment or non-treatment, and (3) the opportunity for the Member to refuse treatment and express preferences about future treatment decisions. Ancillary Provider must provide information regarding treatment options in a culturally competent manner, including the option of no treatment. Ancillary Provider must assure that individuals with disabilities are furnished with effective communications in making decisions regarding treatment options.

6.	Participation as a Medicare Ancillary Provider

Ancillary Provider warrants that Ancillary Provider is a Medical certified provider in good standing under the Federal Medicare Program (Title XVIII of the Social Security Act, as amended) and the Medicare Program and that Ancillary Provider will use Ancillary Provider’s best efforts to maintain this good standing. Ancillary Provider’s Medicare provider number is K5474. If for any reason, Ancillary Provider receives notice of any sanction from the Medicare Program, Ancillary Provider agrees to notify Plan promptly of the sanction. Ancillary Provider shall not employ or contact with any individual who is excluded from participation in the Medicare program under sections 1128 or 1128A of the Social Security Act (or with an entity that employs or contracts with such an individual) for the provision of any health or administrative services, including, without limitation, health care services, utilization review or medical social work. Ancillary Provider agrees and acknowledges that Plan receives payment for Covered Services in whole or in part from federal funds and to the extent Ancillary Provider treats Members for whom Plan receives federal funds (e.g. Medicare Members), Ancillary Provider is subject to certain laws that are applicable to individuals and entities, receiving federal funds.

7.	Confidentiality

Ancillary Provider agrees that all information regarding Plan and Members is highly confidential (“Confidential Information”). Ancillary Provider further acknowledges that all such Confidential Information is confidential and proprietary to Plan and that such confidential information shall not be disclosed or used for Ancillary Provider’s own or any other entity’s benefit or gain either during the term of this Agreement or after the date of expiration or termination of this Agreement for any reason without Plan’s written consent unless required by law. Both Plan and Ancillary Provider agree and acknowledge that this section shall survive the termination of this Agreement. Both parties further agree that any violation of this Section by Ancillary Provider shall result in irreparable injury to plan and, therefore, in addition to any remedies otherwise available to Plan. Plan shall be entitled to injunctive or equitable relief to enjoin or restrain Ancillary Provider or any related individual from violating the Section,

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8.	Terms and Termination

8.1	Term

The term of this Agreement shall commence on the date stated on the first page of this Agreement, and shall continue in effect for one (1) year from the date hereof. Thereafter, this Agreement shall automatically renew for additional one (1) year terms on each anniversary date of the effective date of this Agreement unless and until (a) either party notifies the other party of its intention not to renew this Agreement at least ninety (90) days prior to the immediately following anniversary date of this Agreement or (b) this Agreement is earlier terminated as provided herein.

8.2	Immediate Automatic Termination

This Agreement shall terminate immediately in the event that the Ancillary Provider’s license to practice medicine, or the license of any of the principal physicians or other health professionals in association with Ancillary Provider, is revoked in any State or if the Ancillary Provider or any of the physicians or health professionals associated or affiliated with Ancillary Provider is convicted of a felony or a crime involving moral turpitude.

8.3	Termination with Cause by Plan

This Agreement may be terminated immediately by Plan with cause. “Cause” for immediate termination is the following:

a)	Ancillary Provider’s failure to obtain or maintain Medicare approved provider status;

b)	Material breach of terms and conditions of this Agreement;

c)	The willful breach, habitual neglect, or continued failure of Ancillary Provider to abide with Plan’s rules, procedures, policies or any other activity for which Ancillary Provider has received notice;

d)	Commission of an act of fraud or theft by Ancillary Provider;

e)	Failure of Ancillary Provider to comply with the medical community standards of medical practice;

f)	Failure of Ancillary Provider to meet Credentialing standards and requirements of Plan;

g)	Good faith determination by Plan that continuation of Agreement may result in danger to the health, safety or welfare of any Member; and

h)	Ancillary Provider entering into a private contract with a Medicare Member.

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For purposes of this Section, if Ancillary Provider is a corporation, professional association or partnership, the term Ancillary Provider shall include a physician or other health professional who owns, is employed by or is affiliated with Ancillary Provider.

8.4	Termination With Cause by Ancillary Provider

Ancillary Provider may terminate this Agreement for cause upon sixty (60) days written notice, which notice shall set forth the ground for termination, and Plan’s failure to cure such breach within such sixty (60) day period. “Cause” is limited to the following purposes of this Section:

a)	a material breach of any provisions of this Agreement by Plan. Non-payment by Plan for goods or services rendered by Ancillary Provider shall not be a valid reason for avoiding the sixty (60) days advance notice of cancellation; or

b)	a conviction for an act of fraud or theft by Plan against Ancillary Provider.

8.5	Termination Without Cause

Notwithstanding the foregoing, either party may terminate this Agreement with or without cause, upon sixty (60) days written notice to the other party hereto.

8.6	Termination of Medicare Contract

Unless otherwise agreed to between Plan and the State of Florida’s AHCA, this Agreement will automatically terminate upon the termination or non renewal of the Medicare contract between CMS and Plan (the “Medicare Contract”). Additionally, unless otherwise agreed to between Plan and CMS, this Agreement will terminate (with respect to Medicare Members only) upon the termination or non renewal of the Medicare provider agreement between CMS/DHHS and the Plan (the “Medicare Agreement”). Plan will give notice to Ancillary Provider of the non-renewal or termination of the Medicare Agreement and the date on which such will expire or terminate. The termination of the Medicare Agreement shall have no effect on this Agreement as to Members other than the Medicare Members and with respect to such other Members this Agreement shall remain in full force and effect and enforceable by or against either party in accordance with its terms.

8.7	Notice of Termination

Ancillary Provider shall provide AHCA and OIR with sixty (60) days’ notice of any intended termination of the Agreement. The Plan shall provide notice of any such termination by Ancillary Provider to AHCA and OIR within ten (10) days of receipt of such notice.

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8.8	Obligation Upon Termination

a) In the event this Agreement is terminated for any reason, Ancillary Provider shall complete the course of treatment of any Member then receiving treatment in accordance with the terms hereof until provision has been made by Plan for reassignment of such Member to other Participating Ancillary Provider for further treatment, if being understood that the obligation of Ancillary Provider under this Agreement to the extent they pertain to Ancillary Services provided prior to termination, shall survive termination. Ancillary Provider shall continue to provide services through any post insolvency period. Payment to Ancillary Provider for such services beyond termination date shall be made under the same terms and conditions as provided for under this Agreement.

b) Notwithstanding the termination of this Agreement, Ancillary Provider shall not be released from any obligation which is intended to continue past the termination of this Agreement, as set forth herein, including, without limitation, Ancillary Provider’s obligations to not seek compensation from Members for services provided prior to termination. In addition, upon the termination of this Agreement, Ancillary Provider shall continue to provide treatment to Members who are under a course of treatment and have selected Ancillary Provider as their Provider for the longer of 180 days after termination of this Agreement or through the period for which a premium has been paid to Plan; provided further that Ancillary Provider shall provide Covered Services to Members who are (i) in inpatient facilities, including hospitals and skilled nursing facilities, until the longer of (a) their discharge from such facilities, (b) 180 days after termination of this Agreement or (c) through the period for which a premium has been paid to Plan; and (ii) in the third trimester of pregnancy through completion of postpartum care.

c) Upon the termination of this Agreement, Ancillary Provider agrees to return any and all Plan provided materials, provider manuals, or other documentation, related to its business, including all copies thereof, whether authorized or not to Plan.

d) Following termination of this Agreement, Ancillary Provider will cooperate with Plan in the orderly transfer of (i) Member that may have been assigned to Ancillary Provider, and (ii) the Members Medical Records.

8.9	Order by Office of Insurance Regulation

This Agreement may be terminated upon issuance of an order by the OIR requiring such termination pursuant to section 641 234(3), Florida Statute, or any successor statute.

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8.10	Explanation of Reason for Termination

In the event of a termination or suspension by Plan of a Ancillary Provider who is a physician or other health care professional who provides Covered Services to Medicare Members, any written notice of suspension or termination shall include the following, to the extent applicable: (a) the reason for termination; (b) the standards and profiling data used by Plan to evaluate Ancillary Provider; (c) the numbers and mix of physicians who are Participating Providers. In the event of any termination of a Ancillary Provider who is a physician or other health care professional, Plan shall provide Ancillary Provider a statement regarding Ancillary Provider’s appeal rights under Plan’s policies and procedures, including the process and timing for requesting a hearing. In the event of any termination of this Agreement by Ancillary Provider, Ancillary Provider shall provide Plan written notice of the reason for termination.

9.	General Terms

9.1	Modification and Assignment of this Agreement

The terms and sections included hereunto and the Agreement executed by the parties together embody all of the terms and conditions relating to the Agreement between the parties, and all oral and parole representations or statements made by either party prior to the execution of this Agreement are merged herein. Plan may amend this Agreement and any Addendum, Schedule or Attachment hereto upon thirty (30) days written notice to Ancillary Provider. Ancillary Provider shall be bound to any such amendments unless Ancillary Provider provides notice of objection to such modification in writing and to submit such objection to Plan within thirty (30) days notice period. In addition, Plan may amend this Agreement to comply with the requirements of state and federal Governmental Agencies, and shall give written notice to Ancillary Provider of such amendment and its effective date. Unless such Governmental Agencies direct otherwise, the signature of Ancillary Provider will not be required to give effect to such amendment. Except as describe above, the provisions of this Agreement may not be amended, supplemented, waived or changed orally or by course of conduct of the parties but only by a written and signed document by the party by whom enforcement is sought and which shall make specific reference to this Agreement. This Agreement, being intended to secure the services of and being personal to the Ancillary Provider, shall not be assigned, sublet, delegated or transformed by Ancillary Provider without the prior written consent of Plan, which consent shall not be unreasonably withheld. If either party decides not to terminate the Agreement, even though it has the right to do so in a particular instance, such decision shall not be considered a waiver of its right to terminate on a future occasion of the same or any other reason.

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9.2	Severability

The invalidity or unenforceability of any terms or provisions hereof shall in no way affect the validity or enforceability of any other terms or provisions.

9.3	Headings

All section headings contained in this Agreement are to be considered for reference purposes only, are not intended to define or limit the scope of any provisions of this Agreement.

9.4	Entire Agreement

This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties, and together with all Attachments, Addenda, Schedules and other appendices to it, shall be considered as the Agreement by and between Plan and Ancillary Provider.

9.5	Conformance with Law

Each party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state and local laws, rules and regulations and the Medicare contract with Plan. Without limiting the generality of the foregoing, Ancillary Provider agrees to comply with all applicable Medicare laws, regulations and CMS instructions, as applicable, and all applicable federal, state and local laws, rules and regulations, including, but not limited to, Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975, the Rehabilitation Act of 1973, the Americans with Disabilities Act and other laws applicable to recipients of federal funds. Ancillary Provider shall require that all health care professionals employed by or under contract with Ancillary Provider, including all Covering Physicians, render Covered Services in accordance with this provision. This Agreement shall be automatically amended to the extent necessary to comply with the requirements of the state and/or federal law. In the event that any provision in this Agreement conflicts with the requirements of any applicable Medicare program provision, this Agreement shall be deemed modified to comply with such provisions of those programs.

9.6	Governing Law

This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall exclusively be in Miami-Dade County, Florida.

9.7	Third Party Beneficiaries

This Agreement shall not be construed to create any third party beneficiaries including without limitation, Members.

Ancillary Agreement 2006	28

9.8	Cumulative Remedies

Remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to either party and shall not be deemed waivers or substitutions for any action or remedy the parties may have under law or equity.

9.9	Gender and Number

When the context of this Agreement requires, the gender of all words shall include the masculine, feminine, neuter and the number of all words shall include the singular and plural.

9.10	Execution

This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

9.11	Force Majeure

Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any similar or dissimilar cause beyond the reasonable control of either party; provided, however, in the event the provision of Covered Services is substantially interrupted, Plan shall have the right to terminate this Agreement upon ten (10) days prior written notice to Ancillary Provider.

9.12	Authority

Each signatory to this Agreement represents and warrants that he/she/it possesses all necessary capacity and authority to act for, sign and bind the respective entity on whose behalf he is signing.

9.13	Costs and Fees

In the event of any litigation by any party to enforce or defend its rights under the Agreement, the prevailing party, in addition to all other relief, shall be entitled to reasonable attorney’s fees.

9.14	Notices

Any notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five (5) days after such notice is mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:

Ancillary Agreement 2006	29

If to Ancillary Provider:

ER URGENT CARE Centers, Inc.
NAME

CHRISTIE Nichols
ATTENTION

5535 Memorial Highway
ADDRESS

Tampa, FL 33634
CITY, STATE, ZIP

If to Plan:

CarePlus Health Plans, Inc.

1410 N. Westshore Blvd. Ste.200

Tampa, FL 33607

Attention: Provider Operations

or such other addresses shall be furnished in writing by any party to the other party.

10.	Payments due to the Ancillary Provider should be sent to:

ER URGENT CARE Center, Inc.
NAME

CHRISTIE Nichols
ATTENTION

5535 Memorial Highway
ADDRESS

Tampa, FL 33634
CITY, STATE, ZIP

65-1050592
TAX ID#

Ancillary Agreement 2006	30

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date on the first page of this Agreement.

CAREPLUS HEALTH PLANS, INC.		ER URGENT CARE MGMT CO., INC.

SIGNATURE:		SIGNATURE:	/s/ Jerry Miller
NAME:		NAME:	Jerry Miller
TITLE:		TITLE:
DATE:		DATE:	2-7-07
ADDRESS:	1410 N. Westshore Blvd.	ADDRESS:
Suite 200
Tampa FL 33607
		FEDERAL ID#:	65-1050592

Ancillary Agreement 2006	31

ATTACHMENT A

COVERED SERVICES AND MEDICARE/COMPENSATION FEE SCHEDULE

1.	BILLING TIMING. Health Plan agrees to pay Contracting Provider within thirty (30) days from Health Plan’s receipt of a properly completed clean CMS 1500 claim form or within twenty (20) days if filed electronically.

2.	COPAYMENT. Contracting Provider may collect permitted Copayments from Members referred to Contracting Provider as indicated on the member’s I.D. Card.

3.	FEE SCHEDULE. Fees for Covered Services provided by Ancillary Provider to Members pursuant to this Agreement shall be as follows (the parties acknowledge and agree that the description of Covered Services set forth below are also subject to their terms and conditions of the applicable Subscriber Contract).

4.	The effective date of this Attachment is this day of , 200 .

SCOPE OF SERVICE:

URGENT CARE WALK-IN/CRITICAL CARE WALK-IN

COMPENSATION SCHEDULE:

The Provider will receive from the Plan the following amounts less applicable copayments:

ALL INCLUSIVE FLAT RATE OF $140.00 TO BE BILLED USING CIT 99243

In Witness Whereof, this Agreement was entered into this          day of                 , 200    .

CAREPLUS HEALTH PLANS, INC.	ER URGENT CARE MGMT CO. INC.
/s/ Jerry Miller
SIGNATURE	SIGNATURE
Jerry Miller
NAME	NAME

TITLE	TITLE
2-7-07
DATE	DATE

Ancillary Agreement 2006	32

ATTACHMENT B

MALPRACTICE INSURANCE WAIVER

I have decided not to obtain malpractice insurance. As a continuing condition for staff privileges, I will comply with State Statute 458.320 by:

Please Check Appropriate Item:

Maintaining an unexpired irrevocable letter of credit in an amount not less than $250,000 per claim with a minimum aggregate of not less than $750,000. (submit copy)

Maintaining an escrow account consisting of cash or assets in an amount not less than $250,000 per claim with a minimum aggregate of not less than $750,000. (submit copy)

“Going Bare” I Agree to be personally responsible for the payment of any settlement of final judgement up to $250,000 within (60) days after the date such becomes final.

“Going Bare” requires the following statement prominently displayed in the patient reception area notifying patients that you have decided not to carry medical malpractice insurance (submit proof):

“Under Florida law, physicians are generally required to carry medical malpractice insurance or otherwise demonstrate financial responsibility to cover potential claims for medical malpractice. YOUR DOCTOR HAS DECIDED NOT TO CARRY MEDICAL MALPRACTICE INSURANCE. This is permitted under Florida law subject to certain conditions. Florida law imposes penalties against noninsured physicians who fail to satisfy adverse judgements arising from claims of medical malpractice. This notice is provided pursuant to Florida law.”

2-7-07
Physician Signature	Date

Print Name

Ancillary Agreement 2006	33

ATTACHMENT C

JOINDER TO ANCILLARY CARE AGREEMENT BETWEEN

CAREPLUS HEALTH PLANS, INC. (“Plan”)

AND

ER URGENT CARE MGMT CO. INC. (“Provider”)

By signing below, the Participating Physicians agree in the terms and conditions set forth in this Agreement.

Effective this          day of                 , 200    .

NAME	SIGNATURE	MEDICARE NUMBER	DATE

Ronald Luketsky, MD	/s/ Ronald Luketsky	E1237E	2/8/07

Ancillary Agreement 2006	34